Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
January 31, 2017	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER

SHARE FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2016

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $395 thousand or $0.21 per diluted share, for the three months ended December 31, 2016 as compared to $293 thousand or $0.15 per diluted share for the same period in 2015. The $102 thousand increase in net income during the three months ended December 31, 2016 was primarily attributable to a $116 thousand increase in net interest income, a $28 thousand decrease in non-interest expense, and a $10 thousand decrease in provisions for loan losses, which were partially offset by a $49 thousand decrease in non-interest income and a $3 thousand increase in income tax expense. The increase in net interest income during the three months ended December 31, 2016 was attributable to a $192 thousand increase in interest income, which was partially offset by a $76 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average balances of loans outstanding, when compared to the same period in 2015. The increase in interest expense was primarily attributable to higher average balances of Federal Home Loan Bank (FHLB) short-term borrowings and higher average rates paid on FHLB long-term variable rate and short-term borrowings which were partially offset by lower average balances of FHLB long-term variable and fixed rate borrowings, and lower average rates paid on FHLB long-term borrowings during the three months ended December 31, 2016, when compared to the same period in 2015. The decrease in non-interest expense was primarily attributable to lower employee related and data processing costs during the quarter ended December 31, 2016, when compared to the same period in 2015. The decrease in non-interest income was primarily attributable to an unrealized loss on a trading security, and lower service charges on deposits. The decrease in the provision for loan losses was primarily attributable to a decrease in non-residential loan balances which were partially offset by an increase in the Company’s single-family loan portfolio.

Net income for the six months ended December 31, 2016 totaled $793 thousand or $0.42 per diluted share, as compared to $604 thousand or $0.32 per diluted share for the same period in 2015. The $189 thousand increase in net income during the six months ended December 31, 2016 was primarily attributable to a $196 thousand increase in net interest income, a $37 thousand decrease in non-interest expense, and a $12 thousand decrease in provisions for loan losses, which were partially offset by a $59 thousand decrease in non-interest income. The increase in net interest income during the six months ended December 31, 2016 was attributable to a $334 thousand increase in interest income, which was partially offset by a $138 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average balances of loans outstanding, when compared to the same period in 2015. The increase in interest expense was primarily attributable to higher average balances of Federal Home Loan Bank (FHLB) short-term borrowings and higher average rates paid on FHLB long-term variable rate and short-term borrowings, which were partially offset by lower average balances of FHLB long-term variable and fixed rate borrowings, and lower average rates paid on FHLB long-term borrowings during the six months ended December 31, 2016, when compared to the same period in 2015. The decrease in non-interest expense was primarily attributable to a decrease in federal deposit insurance premiums during the six months ended December 31, 2016, when compared to the same period in 2015. The decrease in non-interest income was primarily attributable to an unrealized loss on a trading security and decreases in service charges on deposits. The decrease in the provision for loan losses was primarily attributable to a decrease in non-residential loan balances which were partially offset by an increase in the Company’s single-family loan portfolio.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	December 31, 2016 (Unaudited)	June 30, 2016 (Unaudited)
Total assets	$340,135	$335,723
Cash and Cash Equivalents	2,386	2,343
Certificates of Deposits	10,385	350
Investment securities available-for-sale	106,754	107,676
Investment securities held-to-maturity	8,684	9,523
Mortgage-backed securities held-to-maturity	123,273	137,416
Net loans receivable	74,146	64,673
Deposits	143,434	141,278
FHLB advances: long-term, fixed-rate	10,000	10,000
FHLB advances: long-term, variable-rate	6,109	6,109
FHLB advances: short-term	146,074	144,027
Equity	33,324	33,085
Book value per share – Common Equity	16.59	16.22
Book value per share – Tier I Equity	16.73	16.34
Annualized Return on average assets	0.47%	0.40%
Annualized Return on average equity	4.82%	4.09%
Tier I leverage ratio	9.92%	9.95%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended December 31, (Unaudited)		Six Months Ended December 31, (Unaudited)
	2016	2015	2016	2015
Interest income	$1,814	$1,622	$3,592	$3,258
Interest expense	396	320	769	631

Net interest income	1,418	1,302	2,823	2,627
Provision for loan losses	18	28	35	47

Net interest income after provision for loan losses	1,400	1,274	2,788	2,580
Non-interest income	107	156	237	296
Non-interest expense	916	944	1,850	1,887

Income before income tax expense	591	486	1,175	989
Income taxes	196	193	382	385

NET INCOME	$395	$293	$793	$604

EARNINGS PER SHARE:
Basic	$0.21	$0.15	$0.42	$0.32
Diluted	$0.21	$0.15	$0.42	$0.32

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,881,086	1,910,190	1,878,623	1,909,726
Diluted	1,881,086	1,910,190	1,878,623	1,909,726